Exhibit 99.1

Gain Therapeutics CEO Gene Mack Issues Letter To Shareholders and Provides Operational Update

BETHESDA, Md., February 6, 2025 -- Gain Therapeutics, Inc. (Nasdaq: GANX) (“Gain”, or the “Company”), a clinical-stage biotechnology company leading the discovery and development of the next generation of allosteric small molecule therapies, today provided the following letter to shareholders from the Company’s President and CEO, Gene Mack:

To our valued shareholders,

With 2025 poised to be another pivotal year for Gain Therapeutics, I want to take a moment to provide an update on the key milestones we are expecting to achieve in 2025. Building on the accomplishments and dedicated work of the entire Gain team in 2024, we continue to advance the clinical development of GT-02287, a potentially disease-modifying therapy for Parkinson’s disease (PD) in people with or without a GBA1 mutation.

In December 2024, we received approval to initiate our Phase 1b clinical trial of GT-02287 in people with GBA1 or idiopathic Parkinson’s disease. This followed the completion of our study in healthy volunteers during 3Q 2024 that demonstrated the safety and tolerability of GT-02287 as well as target engagement with a 53% increase in glucocerebrosidase (GCase) activity in peripheral blood samples of participants who received the drug. Our clinical team led by Gain’s Chief Medical Officer, Jonas Hannestad, is currently working closely with seven clinical centers in Australia to begin dosing the first patients in the Phase 1b clinical trial, which we expect to happen imminently. We expect to provide an enrollment update by the end of 1Q 2025 and guidance in 2Q 2025 when we expect to be in position to discuss interim analysis of the Phase 1b clinical trial.

As a reminder, we are planning on enrolling 15-20 individuals with either GBA1 or idiopathic Parkinson’s disease – all of whom will receive oral GT-02287 daily for three months in the open-label Phase 1b clinical trial. We plan to evaluate different biomarkers of Parkinson’s disease from the cerebrospinal fluid and plasma samples taken from participants at baseline and completion of the study. Key biomarkers are anticipated to include GCase enzyme activity, lysosomal substrate reduction, inflammatory markers, and other disease markers believed to be impacted by GT-02287’s trafficking of GCase as it performs multiple neuroprotective functions in various cellular compartments.

We will also continue building upon the already extensive preclinical dossier for GT-02287 under the leadership of Joanne Taylor, Senior VP of Research, and Terenzio Ignoni, Senior VP of Technical Operations. Together, they will look to further characterize GT-02287’s mechanism of action and elucidate the broader neuroprotective role of GCase, suggested by the work of their respective teams, that goes beyond the lysosome to other cellular compartments including the endoplasmic reticulum and mitochondria. We have observed the stabilization of the mitochondria associated with administration of GT-02287 and its allosteric modulation of GCase. Importantly, we continue to advance our understanding of the pharmacokinetic and pharmacodynamic properties of GT-02287, helping our preparation for extending the dosing duration in patients beyond three months, which we anticipate to occur upon completion of ongoing six and nine month chronic animal tox studies - expected to be completed during 2Q 2025 and 3Q 2025, respectively, in preparation for Phase 2 planning during 2H 2025.

In 2025, we will remain focused on strengthening our collaboration with the FDA and other regulatory authorities to expand the clinical development of GT-02287 within the U.S. In early December 2024, we held a productive pre-IND meeting with the FDA and received encouraging feedback that aligned with our expectations. Notably, the FDA did not identify any significant regulatory hurdles that could delay our preparations for Phase 2. We believe this progress derisks our upcoming IND submission and offers flexibility to potentially expand our current Phase 1b trial. We look forward to ongoing engagement with the FDA as we advance these critical efforts and will leverage the experience of our newly formed Clinical Advisory Board as needed.

Our capital position remains in line with our guidance since the company’s 2Q 2024 capital raise of approximately $11M. As of September 30, 2024, we had approximately $12M in cash and cash equivalents. We expect this cash amount to be sufficient to finance operations through our interim analysis of the ongoing Phase 1b clinical trial, which we expect during 2Q 2025. We do not expect our capital requirements to change significantly until we commence planning for our Phase 2 studies, anticipated in 2H 2025. In the meantime, we remain opportunistic with respect to ongoing discussions with potential licensing partners as well as evaluating other sources of financing that can help us retain greater ownership and control of GT-02287, its clinical development, and the portfolio of backup compounds to GT-02287. We have recently announced the promotion of Gianluca Fuggetta to Senior Vice President Finance, an important move we made to assure our preparedness to take advantage of any opportunities that present themselves.

We believe that our Phase 1b clinical trial will illustrate that the broad neuroprotective effect demonstrated in pre-clinical models of Parkinson’s disease will translate to human participants with Parkinson’s disease. We believe this may unlock significant value for the GT-02287 development program through 2025 and beyond. We are grateful for the strong support we have received from the Parkinson’s community, including thought leaders and especially patients who are entrusting us to make meaningful progress towards addressing the underlying mechanisms causing the debilitating effects of Parkinson’s disease.

Parkinson’s disease remains the second most common neurodegenerative disease after Alzheimer’s and yet there are only symptomatic treatments available to patients. We hope 2025 is a year of immense progress – not only for Gain but the field as a whole - and look forward to GT-02287 taking one step closer to potentially being the first disease-modifying therapy for Parkinson’s disease. In addition to progressing GT-02287 through the clinic, we will look to add to its extensive preclinical data package with further presentations at scientific conferences and hope to inform the industry and academia of our successful progress.

The fight against Parkinson’s disease is one we at Gain are truly committed to. I’m inspired by the dedication of our team and grateful to share this important mission with you. I look forward to keeping you updated as we progress through the year and thank you for your support along the way.

Sincerely,

Gene Mack

President and CEO

About GT-02287
Gain Therapeutics’ lead drug candidate, GT-02287, is in clinical development for the treatment of Parkinson’s disease (PD) with or without a GBA1 mutation. The orally administered, brain-penetrant small molecule is an allosteric protein modulator that restores the function of the lysosomal protein enzyme glucocerebrosidase (GCase) which becomes misfolded and impaired due to mutations in the GBA1 gene, the most common genetic abnormality associated with PD, or other age-related stress factors. In preclinical models of PD, GT-02287 restored GCase enzymatic function, reduced aggregated α-synuclein, neuroinflammation and neuronal death, and improved motor function and cognitive performance. Additionally, GT-02287 significantly reduced plasma neurofilament light chain (NfL) levels, an emerging biomarker for neurodegeneration.

Compelling preclinical data in models of both GBA1-PD and idiopathic PD, demonstrating a disease-modifying effect after administration of GT-02287, suggests that GT-02287 may have the potential to slow or stop the progression of Parkinson’s disease.

Gain’s lead program in Parkinson’s disease has been awarded funding support from The Michael J. Fox Foundation for Parkinson’s Research (MJFF) and The Silverstein Foundation for Parkinson’s with GBA, as well as from the Eurostars-2 joint program with co-funding from the European Union Horizon 2020 research and Innosuisse – Swiss Innovation Agency.

About Gain Therapeutics, Inc.
Gain Therapeutics, Inc. is a clinical-stage biotechnology company leading the discovery and development of next generation allosteric therapies. Gain’s lead drug candidate, GT-02287 is currently being evaluated for the treatment of Parkinson’s disease with or without a GBA1 mutation. Results from a Phase 1 study of GT-02287 in healthy volunteers demonstrated favorable safety and tolerability, plasma exposure in the projected therapeutic range, CNS exposure, and target engagement and modulation of GCase enzyme.

Gain’s unique approach enables the discovery of novel, allosteric small molecule modulators that can restore or disrupt protein function. Deploying its highly advanced Magellan™ platform, Gain is accelerating drug discovery and unlocking novel disease-modifying treatments for untreatable or difficult-to-treat disorders including neurodegenerative diseases, rare genetic disorders and oncology.

Forward-Looking Statements
This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are typically preceded by words such as “believes,” “expects,” “anticipates,” “intends,” “will,” “may,” “should,” or similar expressions. These forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct or that those goals will be achieved, and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, statements regarding: the development of the Company’s current or future product candidates including GT-02287; expectations regarding the timing of results from a Phase 1b clinical study for GT-02287; expectations regarding the timing of patient enrollment for a Phase 1b clinical study for GT-02287; expectations regarding the timing of the commencement of a Phase 2 clinical study for GT-02287; the amount of time current cash will finance operations; and the potential therapeutic and clinical benefits of the Company’s product candidates. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the Company’s business in general, please refer to the Company’s Form 10-K for the year ended December 31, 2023 and Form 10-Q for the quarter ended September 30, 2024. All forward-looking statements are expressly qualified in their entirety by this cautionary notice. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. We have no obligation, and expressly disclaim any obligation, to update, revise or correct any of the forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contacts:
Apaar Jammu and Chuck Padala
ajammu@gaintherapeutics.com
chuck@lifesciadvisors.com

Media Contacts:
Russo Partners
Nic Johnson and Elio Ambrosio
nic.johnson@russopartnersllc.com
elio.ambrosio@russopartnersllc.com
(760) 846-9256